Exhibit 10.1

TETRA Technologies, Inc.
CASH INCENTIVE COMPENSATION PLAN
Plan Provisions
Effective January 1, 2010

This TETRA Technologies, Inc. Cash Incentive Compensation Plan (the “Plan”) is adopted by TETRA Technologies, Inc., a Delaware corporation (the “Company”).  The terms of the Plan have been approved by the Company’s Management and Compensation Committee of the Board of Directors (the “Committee”) and are as follows:

I.	PURPOSE

The purpose of the Plan is to advance the best interests of the Company by providing designated officers, managers, other key employees and consultants with additional incentives through the grant of performance-based short-term and long-term awards providing an opportunity to share in the performance of the Company by achieving specific corporate and divisional/business unit financial and operational goals, and personal objectives.

II.	DEFINITIONS

(a)
“Administrator” shall mean the Committee; provided, however, that the Company’s Chief Executive Officer (“CEO”) shall be the Administrator with respect to Participants other than Senior Managers, subject to the ultimate authority of the Committee.

(b)
“Affiliate” shall mean (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

(c)	“Annual Incentive Award” means an annual incentive award providing a Participant the opportunity to receive incentive compensation based upon performance over a Performance Period of one Plan Year.

(d)	“Award” shall mean any Annual Incentive Award or a Long-Term Incentive Award granted under the Plan.

(e)
“Base Salary” shall mean with respect to a Participant who is an Employee, such Participant’s annual base salary rate in effect at the end of a Plan Year.  With respect to a Participant who is a Consultant, “Base Salary” shall mean such Participant’s annual compensation for the Plan Year.  Base Salary does not include Awards under this Plan or any other short-term or long-term incentive plan or imputed income from programs such as group term life insurance.  Base Salary is based on annual salary before reductions for deferrals under Company-sponsored deferred compensation plans, contributions under Code Section 401(k) and contributions to flexible spending accounts under Code Section 125.

(f)	“Board” shall mean the Company’s Board of Directors.

(g)	“Change in Control” shall be deemed to have occurred upon any of the following events:

(i)
any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (collectively referred to as a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii)
the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii)
the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then “Change in Control” shall mean, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under clauses (i) through (v) above, and (2) a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

(i)
“Consultant” means any individual, other than an Employee or director of the Company, who renders consulting or advisory services to the Company or an Affiliate, provided such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(j)
“Disability” means an inability to perform the Participant’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Participant and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company shall conclusively establish the Participant’s disability.

(k)	“Employee” shall mean any employee of the Company or an Affiliate.

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)
“Long-Term Incentive Award” means a long-term incentive award providing a Participant the opportunity to receive compensation based upon performance over a Performance Period extending beyond one Plan Year.

upon performance over a Performance Period extending beyond one Plan Year.

(n)
“Participant” for any Plan Year shall mean an officer, manager, other key Employee or Consultant of the Company or any Affiliate who is designated by the Administrator to participate in the Plan and receive either or both of an Annual Incentive Award or Long-Term Incentive Award under the Plan.

(o)	“Performance Goal” shall mean the goal or level of performance established by the Administrator with respect to any Award for the purpose of determining when an Award may be earned.

(p)
“Performance Measures” shall mean (i) the performance measures for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company as determined by the Administrator that may include any one or more of the following:  earnings per share; increase in price per share; increase in revenues; increase in cash flow; return on assets; return on investments; return on equity; return on net capital employed; economic value added; gross margin; net income; earnings before interest, taxes, depreciation, depletion and amortization; earnings before interest and taxes; profit before taxes; operating income; total stockholder return; debt reduction; health/safety/environmental performance; other financial and non-financial measures deemed by the Administrator material to the short or long-term success of the Company; and any of the foregoing determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Administrator including, but not limited to, the Standard & Poor’s 500 Stock Index, the Oil Service Index (“OSX”) or components thereof or a group of comparable companies, and (ii) the personal objectives or performance measures for each Participant as may be established by the Administrator pursuant to the Plan.

(q)
“Performance Period” for an Award means the one or more periods of time of at least one (1) Plan Year in duration, as the Administrator may select, during which any Performance Goals specified with respect to such Award are to be measured.  Performance Periods applicable to outstanding Awards may be overlapping.

(r)
“Retirement” means termination of Employment of an Employee or the termination of service of a Consultant, in each case under circumstances as shall constitute retirement as determined by the Administrator.

(s)	“Senior Manager” shall refer to any officer, manager or other Employee whose compensation is established, on an annual basis, by the Committee.

III.	TERM

The effective date of this Plan is January 1, 2010 (the “Effective Date”).  The Plan will remain in effect for successive fiscal years beginning on January 1, 2010 (each, a “Plan Year”) unless and until terminated in accordance with the terms herein.

IV.	ELIGIBILITY

4.1
All officers, managers, other key Employees and Consultants may be eligible to participate in the Plan. Directors who are not Employees of the Company shall not be eligible to participate in the Plan. For each Plan Year, the Committee shall designate the Senior Managers who shall participate in the Plan and the CEO shall designate all other Participants.

4.2
A newly hired, engaged, transferred or promoted Employee or Consultant may be selected by the CEO for participation in the Plan after the commencement of the Plan Year; however, the participation of any such Employee who is a Senior Manager of the Company must be approved by the Committee.  Participants who are selected for participation after the commencement of a Performance Period will be eligible to participate in the Plan on a pro-rata basis for such a Performance Period as of the date the Participant was approved into the Plan.

4.3
Participants will be assigned to a specific eligibility level by the CEO and in the case of Senior Managers, such designation will be approved by the Committee. For purposes of the Annual Incentive Awards, Threshold, Target, Stretch and Over Achievement incentive award opportunities will be determined and approved by the Committee annually for each eligibility level.

V.	ESTABLISHMENT OF AWARDS

5.1
In connection with the grant of each Award, the Administrator shall (i) determine the Performance Period applicable to such Award and identify the Award as either an Annual Incentive Award or Long-Term Incentive Award; (ii) determine the Performance Measures and Performance Goals applicable to such Award in accordance with the terms of the Plan; (iii) determine the applicable vesting schedule for each Long-Term Incentive Award; and (iv) establish such other terms and conditions for the Award as the Administrator may deem appropriate.

5.2
For each Annual Incentive Award, a Participant will receive an individual Annual Incentive Award Determination Worksheet or other document that illustrates his or her specific Annual Incentive Award opportunity and the applicable Performance Measures and Performance Goals.

5.3
For each Long-Term Incentive Award, a Participant will receive a document that illustrates his or her specific Long-Term Incentive Award opportunity, the applicable Performance Measures and Performance Goals and the applicable vesting schedule.  Unless otherwise provided in any Long-Term Incentive Award, the Performance Period for a Long-Term Incentive Award shall be a period of three (3) fiscal years commencing on January 1 of the year the Long-Term Incentive Award is granted and shall vest at the end of the Performance Period based upon the performance achieved during the Performance Period.

5.4
All Awards under the Plan shall be payable in cash.  The actual dollar amount paid to a Participant under any Award (the “Award Payment”) pursuant to the Plan shall be discretionary, and no Participant shall be automatically entitled to an Award Payment under the Plan.  The Administrator shall have the sole discretion to increase, reduce or eliminate the amount of a Participant’s Award Payment otherwise payable under the Plan.

VI.	PERFORMANCE MEASURES AND WEIGHTS

6.1
Performance Measures are generally selected and weighted to give emphasis to performance over which Participants have the most direct control. Performance Measures may (i) vary among Participants, (ii) vary between Annual Incentive Award and Long-Term Incentive Awards,  and (iii) change from Performance Period to Performance Period.

6.2
(a)           Annual Incentive Awards.  Each Participant receiving an Annual Incentive Award will have a Performance Measure based upon (i) the overall financial performance of the Company, on a consolidated basis; and (ii) one or more health/safety/environmental indicators.  Designated Participants will also have Performance Measures based upon the financial performance of any one or more of the Company’s subsidiaries, divisions, business or geographical units. In addition, each Participant will also have a “personal objectives” component which may include (i) personal performance objectives and measures such as teamwork, interpersonal skills, communication skills, leadership and other similar skills, and (ii) individual business objectives including those described in clause (i) of the definition of Performance Measures.  The personal objectives component will also include an overall assessment of the Participant’s contribution to the Company and/or the subsidiary, division, business or geographical unit of the Company in which he or she is employed or to which he or she provides services.

(b)           Long-Term Incentive Awards. Each Participant receiving a Long-Term Incentive Award will have Performance Measures which may be based upon the overall financial performance of the Company, on a consolidated basis, or the financial performance of any one or more of the Company’s subsidiaries, divisions, business or geographical units.  A Participant receiving a Long-Term Incentive Award may, at the discretion of the Administrator, also have a “personal objectives” component.

6.3
The Performance Measures and weights for all Awards with respect to Senior Managers shall be determined and approved by the Committee for each Performance Period.  The Performance Measures and weights for all Awards with respect to all other Participants shall be determined and approved by the CEO.  The determination of the Performance Measures and weights for each Annual Incentive Award shall be established on or before March 31 of the respective Plan Year.  The determination of the Performance Measures and weights for each Long-Term Incentive Award shall be established on or before May 31 of the first Plan Year of the respective Performance Period.

VII.	PERFORMANCE GOALS

7.1
(a)           Annual Incentive Awards.  A Threshold, Target and Stretch Performance Goal will be established for each Performance Measure applicable to an Annual Incentive Award.  Based on the weighting of each Performance Measure, an incentive award opportunity for each Participant will be established for each such Performance Goal and expressed as a percentage of Base Salary.  The Over Achievement incentive award opportunity established by the Committee for each eligibility level pursuant to Section 4.3 will be applied to designated financial Performance Measures for corporate and each major division to create an additional Incentive Award opportunity pursuant to provisions of Section 8.4.

(b)           Long-Term Incentive Awards.  A Threshold, Target, Stretch and Over Achievement Performance Goal will be established for each Performance Measure applicable to a Long-Term Incentive Award.  Based on the weighting of each Performance Measure, an incentive award opportunity for each Participant will be established for each such Performance Goal.

7.2
The Target level of performance is generally set at the budgeted level for the Plan Year; the Threshold level of performance is generally set at 80% of budget; the Stretch level of performance is generally set at 115% of budget; and the maximum Over Achievement level of performance is generally set at 125% of budget. These are general guidelines and may vary between Annual Incentive Awards and Long-Term Incentive Awards, from Performance Period to Performance Period, and between subsidiaries, divisions, business and geographical units to reflect specific circumstances. The Committee has final authority to set performance levels under the Plan.

7.3	Financial Performance Goals shall be based on the financial budgets approved by the Board, to the extent applicable.

7.4
The Performance Goals for Senior Managers will be established by the Committee.  The CEO will establish the Performance Goals for all other Participants; provided, however, that if the Committee has established Threshold, Target, Stretch and Over Achievement Performance Goals for any Senior Manager with respect to a financial or operational Performance Measure, the CEO must also use such Performance Goals for any other Participants who have similar Awards containing Performance Goals based upon such Performance Measures.  The Performance Goals will be established on or before (i) March 31 of the respective Plan Year for Annual Incentive Awards, and (ii) May 31 of the first Plan Year of the respective Performance Period for Long-Term Incentive Awards.

7.5
Personal Performance Goals for each Participant will be established based on such Participant’s ability to impact the outcome of such Performance Goals and they will include an overall assessment of the individual’s contributions to the Company and/or the subsidiary, division, business or geographical unit of the Company in which he or she is employed or provides services. The Committee is responsible for establishing the personal Performance Goals for the CEO. The CEO (in conjunction with other officers) shall establish the personal Performance Goals for all other Participants.  The personal Performance Goals for all

Participants shall be established on or before (i) March 31 of the respective Plan Year for Annual Incentive Awards, and (ii) May 31 of the first Plan Year of the respective Performance Period for Long-Term Incentive Awards.

VIII.	DETERMINING THE PAYMENT AWARD

8.1
Once the applicable Performance Period has been completed and the Company has received its audited financial statements covering the applicable Performance Period, the financial performance of the Company, on a consolidated basis, and each applicable subsidiary, division and business or geographical unit will be determined over such Performance Period.  The financial performance shall then be evaluated to determine the extent to which the financial Performance Goals have been achieved, based on the standards established at the beginning of the Performance Period. In making any such determination, the Administrator may make adjustments for the following:  (i) cumulative effect of accounting changes; (ii) extraordinary items, as that term is defined in FASB Codification, Topic 225-20, “Extraordinary and Unusual Items”; (iii) discontinued operations; and (iv) unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in FASB Codification, Topic 225-20, “Extraordinary and Unusual Items”.  The Administrator may also make other adjustments with respect to the financial results for purposes of evaluating the Performance Goals and the amount of the Award Payment payable on the basis thereof, including without limitation, adjustments related to:  asset write-downs; the acquisition or disposition of any business(es) or material asset(s); acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax law or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; weather related events including business interruption and losses related to the damage or destruction of facilities from hurricanes; and, other adjustments determined by the Administrator to be appropriate under the circumstances.  Any adjustments affecting a financial Performance Goal applicable to an Award to the CEO or any other Senior Managers shall be approved by the Committee.

Straight-line interpolation will be used for purposes of determining the amount of the Award earned when performance falls between Threshold and Target, Target and Stretch, and Stretch and Over Achievement Performance Goals.

8.2
Each Participant will meet with his or her supervisor to evaluate the results achieved for each personal Performance Goal and the overall assessment of the Participant’s contributions to the Company and/or the subsidiary, division, business or geographical unit of the Company in which he or she is employed or to which he or she provides services. The performance level for the personal component will be determined based on an assessment of results achieved compared to the personal Performance Goals established at the beginning of the Performance Period and the assessment of such Participant’s contributions during the Performance Period.  The determination of whether a Participant has achieved his or her personal Performance Goals shall be within the sole discretion of the supervisor, subject to the approval of the CEO, and in the case of the CEO and other Senior Managers, the sole discretion of the Committee.

8.3
The actual Award Payment which may be received by a Participant under an Annual Incentive Award will be determined on an individual basis and based upon the sum of the awards determined by the Performance Goals achieved under the respective Annual Incentive Award for each applicable Performance Measure, up to the Stretch award level.  The actual Award Payment which may be received by a Participant under a Long-Term Incentive Award will be determined on an individual basis and based upon the sum of the awards determined by the Performance Goals achieved under the respective Long-Term Incentive Award for each applicable Performance Measure up to the Over Achievement award level.  The amount of the Award Payment to be received under any Award shall be within the sole discretion of the Committee, in the case of the CEO and other Senior Managers, and the CEO with respect to all other Participants, and no Participant shall be automatically entitled to an Award Payment under any Award.  The Administrator shall have the discretion to increase, decrease or eliminate the amount of a Participant’s Award Payment otherwise payable under any Award.

8.4
In addition to Award Payments which may be received under any Annual Incentive Award on an individual basis, Participants receiving Annual Incentive Awards shall have the opportunity to participate in an annual bonus pool (the “Over Achievement Pool”) which may be established for corporate and each major division, including Maritech Resources, Inc. and Compressco, Inc., providing an opportunity for additional annual bonus payments.  Participants receiving Long-Term Incentive Awards but not Annual Incentive Awards shall not have an opportunity to participate in the Over Achievement Pool.  The establishment of the Over Achievement Pool for any Plan Year for corporate will be based upon achievement of a financial Performance Goal established by the Committee with respect to the Annual Incentive Awards for the Senior Managers within corporate for such Plan Year.  The establishment of the Over Achievement Pool for any Plan Year for a major division will be based upon achievement of a financial Performance Goal established by the Committee with respect to the Annual Incentive Awards for the Senior Managers within such major division for such Plan Year.  If the actual results for the designated financial Performance Measure for corporate or any major division exceeds the respective Stretch level of performance for such Plan Year, an Over Achievement Pool shall be established for corporate or the respective major division, as applicable.  An Over Achievement Pool shall only be established for corporate or a major division if the actual results for the designated financial Performance Measure for corporate or the respective major division exceed the Stretch level of performance. One or more Over Achievement Pools may be established for any Plan Year.  The amount of the Over Achievement Pool for corporate or the respective major division shall be equal to the aggregate amount of the incremental annual bonus opportunities available to all Participants in corporate or such major division, based upon their respective eligibility levels.  The maximum bonus amount which may be contributed on behalf of any Participant to an Over Achievement Pool for any Plan Year will not exceed two times the Target Award opportunity for such Participant less the Stretch Award opportunity for such Participant.  The Over Achievement Pool shall be allocated among the Participants in corporate or the respective division, as applicable, at the discretion of management, with the approval of the CEO; provided that any allocation of funds from an Over

Achievement Pool to the CEO or other Senior Manager shall be approved by the Committee, in its sole discretion.

8.5
Award Payments will be paid in cash as soon as practicable after the end of the Performance Period and completion of the outside audit of financial results. Award Payments will be paid no later than two and one-half (2 1/2) months after the end of the Performance Period to which the Award relates. Except as provided in Section 9.5 and 9.6, a Participant must be employed on the date Award Payments are paid in order to receive payment under an Award.

IX.	ADMINISTRATION OF PLAN

9.1
The Committee administers the Plan; provided, however, that the CEO will be responsible for administration of the Plan with respect to all Participants other than Senior Managers.  The CEO will be responsible for the day-to-day management of the Plan.  The authority of the Administrator in administering the Plan shall include, in particular, the authority to:

(a)	designate Participants for a particular Plan Year in accordance with the Plan;

(b)	establish, for each Performance Period, the Performance Measures, Performance Goals and specific Plan terms for each Participant in accordance with the Plan;

(c)	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan, in each case which are not inconsistent with the Plan; and

(d)	interpret the provisions of the Plan and make final decisions with respect to the entitlement of any Participant to an Award.

The Committee shall have the sole authority to approve the aggregate amount of Award Payments for all Participants (inclusive of any Over Achievement Pool(s)) which may be paid for any Performance Period.

9.2
The Committee will review the performance results of the Company and the specified subsidiaries, divisions or business or geographical units of the Company and will determine whether the Performance Goals under any Award for Senior Managers established for the Performance Period have been met.  If the Performance Goals established by the Committee for a Senior Manager have been met, the Committee shall document the achievement of such Performance Goals and the total amount of the Award to be paid in the minutes of the Committee meeting or in accordance with the policies and procedures as may be established by the Committee from time to time.  For all Participants who are not Senior Managers, the CEO shall determine whether the Performance Goals under any Award established for the Performance Period have been met by the respective Participants and document such determination in accordance with the Company’s policies and procedures, as may be established from time to time.  The Committee and each of its members shall be entitled to rely upon information provided by appropriate officers of the Company with respect to financial and other data in order to determine if the Performance Goals for a Plan Year have been met.  Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to the Plan or any Award made hereunder.

9.3	The Awards for each applicable Performance Period will be accrued and charged as an expense before determining the financial performance under the Plan.

9.4
Except as provided in Section 9.6, Participants whose employment or period of service is terminated for any reason other than death, Disability or Retirement prior to payment of any Award Payment will not be eligible to receive payment under any Award.

9.5
Upon the recommendation of management and with the approval of the Administrator (which may be given or withheld at the Administrator’s sole discretion), Participants whose employment or period of service is terminated for reason of death, Disability, or Retirement prior to the payment of any Award Payment may be eligible for a pro-rated Award Payment if the applicable Performance Goals are achieved for the then current Performance Period. Any such prorated payment will be made to the Participant or his or her guardian or estate, as applicable, in accordance with the provisions of the Plan, including Section 8.5 above.

9.6
Unless the Committee determines otherwise, upon the effective date of any Change in Control, all potential Awards payable hereunder attributable to the Performance Period in which the Change in Control occurs will become payable on a pro rata basis based upon the Target incentive amount that may be paid under such Award.  Payment shall be made as soon as practicable (and no more than two and one-half months) following the Change in Control.

9.7
The Committee may, in its sole discretion, discontinue the Plan at any time, or amend it from time to time.  The Administrator shall have the authority to amend any grant to include any provision which, at the time of such amendment, is authorized under the terms of the Plan.

X.	ADDITIONAL PROVISIONS

10.1
No Right to Employment.  Neither the Plan nor the grant of any Award shall be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss a Participant from employment or service as a Consultant, free from any liability or any claim under the Plan or any Award hereunder.

10.2
No Assignment.  A Participant’s rights and interests under the Plan or any Award may not be assigned or transferred except by will or by the laws of descent and distribution.  Any other attempted assignment or alienation shall be void and of no force or effect.

10.3
Participant’s Rights.  The Plan shall be unfunded.  The right of any Participant to receive any Award Payment under an Award granted to such Participant pursuant to the provisions of the Plan shall be an unsecured claim against the general assets of the Company.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under the Plan.

10.4
Withholding Taxes.  All Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Company may require that the Participant or his or her personal representative pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Awards.

10.5
Governing Law.  The validity, construction and interpretation and effect of the Plan shall be governed by and determined in accordance with the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

10.6
Section 409A.  The Plan is intended to comply with Section 409A and the interpretive guidance thereunder, including the exemption for short-term deferrals, and shall be administered accordingly.  The Plan shall be construed and interpreted with such intent.  The Company makes no representations that the Plan, the administration of the Plan, or the amounts hereunder comply with, or are exempt from, Section 409A.  If an operational failure occurs with respect to Section 409A, any affected Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Secretary of the Treasury.